Summary of 2003 Incentive Compensation Plan

At the end of 2002, the Human Resources Committee of the Board of Directors adopted the Year 2003 Incentive Compensation Plan (the "Plan"). The Plan established target award opportunities ranging from 23% of base salary for key employees to 80% of base salary for the Chief Executive Officer. The bonuses were earned based on the achievement of certain financial targets, which are established based on the individual participant's position. For the Chief Executive Officer, the Chief Operating Officer and the Executive President the bonus awards for 100% of targeted performance were set at 80%, 65% and 60%, respectively, of their base salaries. For the Senior Vice Presidents and the General Counsel the bonus awards for 100% of targeted performance were set at 55% and 43%, respectively, of their base salaries. Messrs. Miles, Kunkle, Whiting, Clark, Jellison, Lehner, Mosch, Roos, Weston, Wise and Addison received bonus awards for 2003 of 81.9%, 66.6%, 57.8%, 56.3%, 53.2%, 71.8%, 51.8%, 14.1%,
71.8%, 56.3% and 44.0%, respectively.